Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Frontier Communications Corporation:

We consent to the use of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ KPMG LLP

Stamford, Connecticut

May 10, 2012